                                   AGREEMENT FOR


                           THE PURCHASE AND SALE OF STOCK

                                         OF

                      SANTA ANA/TUSTIN PHYSICIANS GROUP, INC.



                                    BY AND AMONG


                            PROSPECT MEDICAL GROUP, INC.
                       A CALIFORNIA PROFESSIONAL CORPORATION
                                     PURCHASER

                                        AND

                      SANTA ANA/TUSTIN PHYSICIANS GROUP, INC.
                       A CALIFORNIA PROFESSIONAL CORPORATION

                                        AND

                               MELVIN L. REICH, D.O.
                                       SELLER

                                  TABLE OF CONTENTS
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1.   PURCHASE AND SALE OF STOCK: . . . . . . . . . . . . . . . . . . . . . . . . . .1

2.   ASSUMPTION OF LIABILITIES:. . . . . . . . . . . . . . . . . . . . . . . . . . .1

3.   PURCHASE PRICE OF STOCK:. . . . . . . . . . . . . . . . . . . . . . . . . . . .2
     3.1     Consideration . . . . . . . . . . . . . . . . . . . . . . . . . . . . .2
     3.2     Payment of the Purchase Price . . . . . . . . . . . . . . . . . . . . .2
     3.3     Other Consideration . . . . . . . . . . . . . . . . . . . . . . . . . .3
     3.4     Fair Market Value . . . . . . . . . . . . . . . . . . . . . . . . . . .3
     3.5     Reserve Account . . . . . . . . . . . . . . . . . . . . . . . . . . . .3
     3.6     Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .4

4.   REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER:. . . . . . . . . . . . . .4
     4.1     Organization. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .5
     4.2     Authorization . . . . . . . . . . . . . . . . . . . . . . . . . . . . .5
     4.3     No Consent Required; No Violations. . . . . . . . . . . . . . . . . . .5
     4.4     No Default. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .6
     4.5     Financial Statements, Books and Records . . . . . . . . . . . . . . . .6
     4.6     Conduct of Practice . . . . . . . . . . . . . . . . . . . . . . . . . .6
     4.7     No Material Changes . . . . . . . . . . . . . . . . . . . . . . . . . .7
     4.8     Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .7
     4.9     Title to Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . .8
     4.10    Right to Premises; Condition of the Property and Premises . . . . . . .8
     4.11    Inventory . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .8
     4.12    Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .8
     4.13    Powers of Attorney. . . . . . . . . . . . . . . . . . . . . . . . . . .9
     4.14    No Litigation and Insurance . . . . . . . . . . . . . . . . . . . . . .9
     4.15    Violation of Laws . . . . . . . . . . . . . . . . . . . . . . . . . . .9
     4.16    No Brokers or Finders . . . . . . . . . . . . . . . . . . . . . . . . 10
     4.17    No Bankruptcy Proceedings . . . . . . . . . . . . . . . . . . . . . . 10
     4.18    Licensure and Reimbursement . . . . . . . . . . . . . . . . . . . . . 10
     4.19    Employees and Employee Benefits . . . . . . . . . . . . . . . . . . . 11
     4.20    Employee Entitlements . . . . . . . . . . . . . . . . . . . . . . . . 12
     4.21    Confidentiality . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
     4.22    Inspections . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
     4.23    Environmental Conditions. . . . . . . . . . . . . . . . . . . . . . . 13
     4.24    Primary Care Physicians . . . . . . . . . . . . . . . . . . . . . . . 13
     4.25    Bank Accounts; Securities . . . . . . . . . . . . . . . . . . . . . . 14
     4.26    Subsidiaries. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
     4.27    Articles of Incorporation and Bylaws. . . . . . . . . . . . . . . . . 14
     4.28    Leases. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
     4.29    Intellectual Property . . . . . . . . . . . . . . . . . . . . . . . . 14



                                         -i-

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     4.30    Securities Law Compliance . . . . . . . . . . . . . . . . . . . . . . 14
     4.31    Option to Purchase IPAs.. . . . . . . . . . . . . . . . . . . . . . . 14
     4.32    No Untrue Statements. . . . . . . . . . . . . . . . . . . . . . . . . 15
     4.33    Due Diligence . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15

5.   REPRESENTATIONS, WARRANTIES AND COVENANTS OF PURCHASER: . . . . . . . . . . . 15
     5.1     Organization. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
     5.2     Authority . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
     5.3     No Brokers or Finders . . . . . . . . . . . . . . . . . . . . . . . . 15
     5.4     No Violation of Other Obligations . . . . . . . . . . . . . . . . . . 16
     5.5     No Consent Required . . . . . . . . . . . . . . . . . . . . . . . . . 16
     5.6     No Bankruptcy Proceedings . . . . . . . . . . . . . . . . . . . . . . 16
     5.7     No Untrue Statements. . . . . . . . . . . . . . . . . . . . . . . . . 16
     5.8     Financial Resources . . . . . . . . . . . . . . . . . . . . . . . . . 16
     5.9     Performance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
     5.10    Investigation and Sophistication. . . . . . . . . . . . . . . . . . . 17
     5.11    No Intent To Distribute . . . . . . . . . . . . . . . . . . . . . . . 17
     5.12    Strategic Provider. . . . . . . . . . . . . . . . . . . . . . . . . . 17
     5.13    Due Diligence . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17

6.   POST-CLOSING COVENANTS: . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
     6.1     Company Employees; Prior Service Credit . . . . . . . . . . . . . . . 17
     6.2     Company's Offices . . . . . . . . . . . . . . . . . . . . . . . . . . 18
     6.3     Subsequent Sale of Company. . . . . . . . . . . . . . . . . . . . . . 18
     6.4     Company's Name. . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
     6.5     Board of Directors. . . . . . . . . . . . . . . . . . . . . . . . . . 18
     6.6     Choice of Hospitals . . . . . . . . . . . . . . . . . . . . . . . . . 18

7.   PURCHASERS' ACCESS TO RECORDS; CONFIDENTIAL INFORMATION;
     PUBLICITY:. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
     7.1     Access to Records . . . . . . . . . . . . . . . . . . . . . . . . . . 18
     7.2     Confidential Information. . . . . . . . . . . . . . . . . . . . . . . 19
     7.3     Publicity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19

8.   CLOSING; CONDITIONS TO OBLIGATIONS TO CLOSE:. . . . . . . . . . . . . . . . . 19
     8.1     Closing Date. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
     8.2     Deliveries by Seller. . . . . . . . . . . . . . . . . . . . . . . . . 20
     8.3     Deliveries by Purchaser . . . . . . . . . . . . . . . . . . . . . . . 21
     8.4     Conditions to Purchaser's Obligations . . . . . . . . . . . . . . . . 22
     8.5     Conditions to Seller's Obligation . . . . . . . . . . . . . . . . . . 22



                                         -ii-

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9.   INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
     9.1     Seller's Indemnity. . . . . . . . . . . . . . . . . . . . . . . . . . 24
     9.2     Purchaser's Indemnity . . . . . . . . . . . . . . . . . . . . . . . . 25
     9.3     Indemnification Procedure . . . . . . . . . . . . . . . . . . . . . . 25
     9.4     Payment; Purchaser's Right to Offset. . . . . . . . . . . . . . . . . 26
     9.5     Non-Exclusive Remedy/Mitigation of Damages. . . . . . . . . . . . . . 26

10.  PURCHASER'S CANCELLATION OF STOCK PURCHASE AGREEMENT. . . . . . . . . . . . . 27
     10.1    Jeopardy. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
     10.2    Exercise of Cancellation Options. . . . . . . . . . . . . . . . . . . 27

11.  MUTUAL RELEASE. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27

12.  MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
     12.1    Risk of Loss. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
     12.2    No Third Party Beneficiaries. . . . . . . . . . . . . . . . . . . . . 28
     12.3    Entire Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . . 28
     12.4    Successors and Assigns. . . . . . . . . . . . . . . . . . . . . . . . 28
     12.5    Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
     12.6    Headings. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
     12.7    Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
     12.8    Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
     12.9    Amendment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
     12.10   Specific Performance. . . . . . . . . . . . . . . . . . . . . . . . . 29
     12.11   Severability. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
     12.12   Fees and Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . 29
     12.13   Exhibits and Schedules. . . . . . . . . . . . . . . . . . . . . . . . 30
     12.14   Survival of Indemnification, Representations and Warranties . . . . . 30
     12.15   Time of Essence . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
     12.16   Waivers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
     12.17   Arbitration.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
     12.18   Construction. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
     12.19   Further Assurances. . . . . . . . . . . . . . . . . . . . . . . . . . 31
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                                        -iii-

                     AGREEMENT FOR THE PURCHASE AND SALE OF STOCK


     THIS AGREEMENT FOR THE PURCHASE AND SALE OF STOCK ("Stock Purchase Agreement") is made and entered into as of the 23 day of June, 1997, by and among Prospect Medical Group, Inc., a California professional corporation ("Purchaser"), as buyer, Melvin L. Reich, D.O. ("Seller") as seller, and Santa Ana/Tustin Physicians Group, Inc. a California professional corporation ("Company").


                                   R E C I T A L S

     This Stock Purchase Agreement is made with reference to the following facts and circumstances:

     A. Seller owns all of the capital stock of the Company, which owns and operates a medical practice and an independent practice association located at 999 North Tustin Avenue, Suite 120, Santa Ana, California (the "Practice");

     B. The Practice provides professional medical services in Orange County, California, primarily through a capitated contract with PacifiCare, a health maintenance organization;

     C. Seller desires to sell to Purchaser and Purchaser desires to purchase from Seller all of the issued and outstanding stock (the "Stock") of the Company on the terms and conditions set forth in this Stock Purchase Agreement.

            NOW, THEREFORE, in consideration of the covenants and conditions contained herein and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.   PURCHASE AND SALE OF STOCK:

     On the "Closing Date" (as defined in Section 8.1 herein), Seller shall sell and assign to Purchaser, and Purchaser shall acquire from Seller, all right, title and interest in and to the Stock, free and clear of all liens, mortgages, pledges, claims, security interests, title defects, encumbrances, charges and other restrictions of every kind (collectively, the "Liens") on the terms and subject to the conditions set forth in this Stock Purchase Agreement. Seller is the owner of record of all of the Company's issued and outstanding capital Stock.

2.   ASSUMPTION OF LIABILITIES:

     Except for trade payables arising in the ordinary course of business, all of the liabilities of Company or the Practice as of March 31, 1997, exceeding $5,000 individually, are set forth on Exhibit 2 attached hereto, which Exhibit 2 shall also include aggregate amounts for each category of liabilities. Seller shall provide for the payment of such liabilities out of the Reserve Account, as defined in Section 3.5 herein, and, to the extent that the Reserve Account is insufficient to pay such liabilities, Seller shall be individually responsible for payment of all claims or liabilities of the Company or the Practice which arose or accrued prior to the Closing. Purchaser shall assume no liabilities of Company or the Practice existing as of the Closing Date, and in the event that Purchaser is unable to satisfy or pay such liabilities from the Reserve Account or otherwise, Purchaser shall have a right of indemnification against Seller with respect to any such liabilities or obligations of the Company which Purchaser is ultimately required to pay.

3.   PURCHASE PRICE OF STOCK:

     3.1 CONSIDERATION. Subject to the terms and conditions of this Stock Purchase Agreement, in reliance on the representations, warranties and covenants of the parties hereto (including the Non-Competition Agreement of Seller attached hereto as Exhibit 8.2(f) and incorporated herein by this reference), and in full consideration of the sale, assignment and delivery of the Stock, Purchaser shall pay to the Seller Five Million Dollars ($5,000,000) on or before the Closing, as set forth herein, plus all amounts, if any, which remain in the Reserve Account, as defined in Section 3.5 herein, on the date one year from the date of this Stock Purchase Agreement in accordance with Section 3.2 below (the "Purchase Price"). For the purposes of this Stock Purchase Agreement, the parties agree that no portion of the sale price shall be apportioned to Company's CalOPTIMA contract or assets related thereto, although Company is transferring all right, title and interest to such contracts or assets as permitted by law. The parties further agree that the restrictions contained in the Non-Competition Agreement by and between Purchaser and Seller, the form of which is attached hereto as Exhibit 8.2(f), are incidental to the goodwill being acquired by Purchaser hereunder and that no separate compensation or consideration is being paid with respect to the provisions contained in the Non-Competition Agreement.

     3.2    PAYMENT OF THE PURCHASE PRICE.

            (a) Purchaser shall pay Seller in the aggregate, Five Million Dollars ($5,000,000) in cash, plus all amounts, if any, which remain in the Reserve Account on the date one year from the date of this Stock Purchase Agreement. Payment shall be made as follows: At the date of the parties' execution of this Stock Purchase Agreement, Purchaser shall (i) pay One Hundred Thousand Dollars ($100,000) to Seller, and (ii) deposit One Million Nine Hundred Thousand Dollars ($1,900,000) into an escrow account established by Purchaser with Seller's consent, established pursuant to instructions given in the form of those set forth on Exhibit 3.2(a) ("Escrow Account"). At the conclusion of twenty-one (21) days from the date hereof, Nine Hundred Thousand Dollars ($900,000) from the Escrow Account shall be paid to Seller. Unless such funds have already been disbursed to Seller, at the Closing Date Purchaser shall pay Three Million Dollars ($3,000,000) to Seller and direct the payment of the remaining One Million Dollars ($1,000,000) in the Escrow Account to Seller. On the date that is forty-two (42) days from the date of this Stock Purchase Agreement, the One Million Dollars ($1,000,000) remaining in the Escrow Account shall be paid to Seller, and the remaining Three Million Dollars ($3,000,000) owed shall be paid on the Closing Date. It shall be a condition to the effectiveness of the Stock Purchase Agreement that the $1.9 million to be paid into the Escrow Account have been wired into the Escrow Account.

            (b) Except for the payment of the $100,000 deposit, which shall be paid through a journal entry transfer from Purchaser's Merrill Lynch account to Seller's Merrill Lynch account, and which shall be confirmed by facsimile and telephone, all such sums payable hereunder shall be payable to Seller by way of wire transfer of immediately available funds into a deposit account designated in writing by Seller. Purchaser and Seller agree that the $100,000 payment made as of the date of this Stock Purchase Agreement shall be non-refundable. The parties further agree that in the event that the transactions contemplated herein have not been consummated on or before forty-two (42) days from the date hereof, all remaining funds in the Escrow Account shall be paid to Seller unless
(i) Seller commits fraud related to this Stock Purchase Agreement or the operation of the Company or the Practice, or (ii) there is a material breach of the representations, warranties and covenants set forth in Sections 4.1, 4.2, 4.3, 4.4 (solely with respect to agreements with health maintenance organizations, provider agreements and the leases of Company's facilities, and in such cases only where the material breach is so severe as to interfere with Company's business), 4.6, 4.7(a), 4.7(e), 4.12(b), 4.12(c), 4.14 (only to the extent such undisclosed lawsuit is not covered by insurance), 4.15 (only to the extent Seller has violated a criminal statute), 4.17, 4.18(b) and 4.32 of this Stock Purchase Agreement by Company or Seller; provided however, that in the event of the aforementioned material breaches of the representations, warranties and covenants of this Stock Purchase Agreement set forth in item (ii), Seller shall have 20 days from the date of notice of such material breach to cure such breach ("Cure Period"). During the Cure Period the Purchaser's obligations to pay any amounts from the Escrow Account shall be suspended.

            (c) Prior to the Closing, in the event that any or all of the amounts in the Escrow Account have been disbursed to Seller and Purchaser becomes aware of a material breach of this Agreement as set forth in items (i) or (ii) above, Seller shall immediately return such amounts (except for the nonrefundable $100,000 deposit) to Purchaser, subject to Seller's Cure Period.

     3.3 OTHER CONSIDERATION. As additional consideration for the execution of this Stock Purchase Agreement and the transactions contemplated hereby, the parties agree that Seller and Company shall assign to Purchaser the option to purchase Premier IPA and will assign, if executed, an option to purchase Western IPA.

     3.4 FAIR MARKET VALUE. The parties agree that the Purchase Price reflects the fair market value of the Stock as valued by a third party, independent appraiser in accordance with accepted business practices for valuing the stock of professional medical practices. The parties agree no consideration is or will be paid for the value of any referrals (direct or indirect) to or from Purchaser, Seller, or any of his affiliates.

     3.5 RESERVE ACCOUNT. Concurrent with the Closing (as hereinafter defined in Section 8.1), the Company shall establish a reserve account (the "Reserve Account"). The Reserve Account will be used to offset liabilities of the Company existing as of the Closing Date. The Reserve Account shall initially consist of the liquid assets of the Company as of the Closing, including, but not limited to, the Company's cash, money market accounts, reserves, securities, checking accounts and Merrill Lynch account. All money earned or accrued for the period prior to the Closing but received by the Company after the Closing, including, but not limited to, such items as receipt of hospital control funds, stop loss payments, maternity guarantee, mammogram pools, retroactive capitation payments, and the Company's accounts receivable existing as of the Closing shall be deposited in the Reserve Account. Additionally, any prepaid liabilities of the Company for the period relating to after the Closing shall be credited to the amount of the Reserve Account. Any refunds given to the Company after the Closing which relate to the period prior to the Closing shall also be deposited into the Reserve Account. Purchaser shall notify Seller of any such required deposits within five (5) days of receipt of such funds by Company or Purchaser. The Reserve Account shall be a separate mutually agreed upon account for which the signatures of both Seller and Purchaser shall be required, although Seller shall oversee all payments made from the Reserve Account. Seller shall provide Purchaser with copies of all checks issued relating to the Reserve Account together with copies of the supporting bills which are being paid. Except for liabilities related to the transfer of capitated lives from Seoul Medical Group, Inc. prior to December 1, 1996 (the "Seoul Liabilities"), any pre-Closing liabilities of the Company shall be paid by Seller from the Reserve Account, including, but not limited to, pre-Closing tax liabilities and the premiums for Seller's "tail" malpractice insurance policy relating to the period prior to the Closing.
Except for the Seoul Liabilities, the pre-Closing liabilities will include any liability of the Company which has a date of service (regardless of when billed) prior to the Closing. The funds in the Reserve Account shall not be removed from the Reserve Account for any purpose other than (i) for the payment of the pre-Closing liabilities of the Company; (ii) for possible indemnification purposes pursuant to Section 9 of this Agreement; or (iii) for distribution to Seller upon liquidation of the Reserve Account. Prior to Seller incurring any liability for any indemnification pursuant to Section 9 of this Agreement, it shall be a precondition first that funds in the Reserve Account shall first be required to be used and applied until all such funds in the Reserve Account have been exhausted. There shall be no requirement for the Company to deposit any funds into the Reserve Account other than as required pursuant to this Section
3.5. At any time after the Closing up through the date when the Reserve Account is liquidated, in the event that the amount of the pre-Closing claims and pre-Closing liabilities of the Company exceed the amount which is held in the Reserve Account, Seller shall pay to Purchaser within thirty (30) days the amount by which such claims and liabilities exceed the amount held in the Reserve Account. On the first anniversary of the Closing Date, in the event that the pre-Closing liabilities of the Company and the pre-Closing claims against the Company are less in the aggregate than the amount held in the Reserve Account, such surplus shall be distributed from the Reserve Account to Seller. The Reserve Account will have a balance of at least Five Hundred Thousand Dollars ($500,000) cash or other liquid securities at the Closing.

     3.6 EXPENSES. Seller shall be individually responsible for all federal, state and local taxes, transfer tax and documentary stamps, if any, through and including the date of Closing attributable to or arising out of the sale of the Stock to Purchaser or with respect to the Company, and the arrangements in connection with the Closing of such sale.

4.   REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER:

     Seller represents and warrants to Purchaser that the statements contained in this Section 4 are correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Stock Purchase Agreement throughout this Section 4), except as otherwise specifically set forth in the disclosure schedule delivered by Seller to Purchaser on the Closing Date and initialed by the parties (the "Disclosure Schedule") as Exhibit 4 attached hereto. The Disclosure Schedule is to be arranged in sections corresponding to the numbered and lettered sections contained in this Section 4. Notwithstanding the foregoing, it is understood and agreed that the matters set forth in Schedules 4.3, 4.14(b), 4.19, 4.20, 4.22, 4.25, 4.26 and 4.28 are not intended to be exceptions to such representations and warranties, but are in response to information requested by such representations and warranties.

     4.1 ORGANIZATION. Company is a California professional corporation duly organized, validly existing and in good standing under the laws of the State of California. Company has all requisite authority to own, lease, and operate its business and to carry on its business as currently being conducted. Company is duly qualified to transact business in the State of California and in each other state in which such qualification is required by law or in which failure to be so qualified would have an adverse effect on the Practice, its businesses and operations, or its ability to transact such business.

     4.2 AUTHORIZATION. Seller has good and marketable title to the Stock, and full legal right, power, authority and legal capacity, without the consent of any other person, to sell the Stock, to execute and deliver this Stock Purchase Agreement, and to carry out the transactions contemplated hereby. All action on the part of Seller and Company necessary for the authorization, execution, delivery and performance of this Stock Purchase Agreement and the consummation of the transactions contemplated hereby has been or will be taken prior to the Closing Date, and this Stock Purchase Agreement (including exhibits, schedules and the ancillary agreements) constitutes the legal, valid and binding obligation of Seller, enforceable in accordance with its terms, except as enforceability may be restricted, limited or delayed by applicable bankruptcy or other laws affecting creditor's rights generally and except as enforceability is subject to general principles of equity. Purchaser hereby acquires good and marketable title to the Stock free and clear of all Liens.
The Seller is the sole shareholder of Company. The authorized number of shares of Company is One Hundred Thousand (100,000), all of one class, of which One Thousand (1,000) shares are issued and outstanding, fully paid and nonassessable and held by Seller. The Stock was issued in compliance with all applicable federal and state securities laws. Seller has full voting power over the Stock, subject to no outstanding subscriptions, options, rights, convertible securities, preemptive rights, buy-sell agreements, or any agreements or commitments of any kind that obligate Company or the Seller to (a) purchase or otherwise receive or be issued any shares of Stock or any security or liability of any kind convertible into or exchangeable for any such Stock, (b) receive any benefits or rights similar to any rights enjoyed by or accruing to the holder of shares of capital stock of Company, (c) convert or exchange any securities for shares of Stock, (d) participate in the equity, income or election of directors or officers of Company, or (e) take or refrain from taking any actions. Other than this Agreement, there is no contract, commitment or agreement between Seller and any other person with respect to the disposition of any shares of the Stock.

     4.3 NO CONSENT REQUIRED; NO VIOLATIONS. Neither the execution of this Stock Purchase Agreement by Seller, nor the performance by Seller of its obligations under this Stock Purchase Agreement, requires the consent of any third party, which has not been obtained and delivered to Purchaser, or will not have been obtained and delivered to Purchaser, prior to the Closing Date.

Notwithstanding any other provisions contained herein, Seller and Company agree and acknowledge that, except for the consent of CalOptima, the required consents listed on Schedule 4.3 shall be obtained and delivered to Purchaser on or prior to the Closing. Neither this Stock Purchase Agreement nor any of the transactions contemplated hereunder violates or shall violate any lease, contract, document, understanding, agreement or instrument to which the Company or the Seller is a party or by which he may be bound, or any other lease, contract, document, understanding, agreement or instrument affecting the Seller, the Company or the Practice. Neither this Stock Purchase Agreement nor any of the transactions contemplated hereunder violates, shall violate, conflict with, result in a default under or breach any legally protected right of any individual or entity or the articles of incorporation or bylaws of the Company.

     4.4 NO DEFAULT. Company is not in default under the terms of any lease, contract, document, understanding, agreement or instrument pertaining to the Practice, nor has any event occurred that shall constitute a default by Company or Seller under any of the same following the passage of time or consummation of any of the transactions contemplated hereunder, nor has Company or Seller received any notice of any default under any of the same. No acceleration or other right to accelerate, terminate, modify, cancel, create a security interest, or otherwise change any existing arrangement, including, but not limited to, agreements with health maintenance organizations such as PacifiCare, will be created as a result of the consummation of any of the transactions contemplated hereunder.

     4.5 FINANCIAL STATEMENTS, BOOKS AND RECORDS. Seller has previously delivered to Purchaser copies of all available unaudited financial statements, books, and records of Company for the fiscal periods ended February 28, 1994, February 28, 1995 and February 29, 1996, and for the six month period ended August 31, 1996 ("Unaudited Company Financial Statements"). Seller has also delivered an audited statement of operations, statement of stockholders' equity and statement of cash flows for the fiscal year ended February 29, 1996, and for the ten months ended December 31, 1996, and Company's audited consolidated balance sheet at December 31, 1996. The audited balance sheets of Company are hereinafter referred to as the "Company Balance Sheet," and all such audited financial statements are hereinafter referred to collectively as the "Company Financial Statements." As of the Closing, the Company Financial Statements will have been prepared in accordance with GAAP applied on a consistent basis during the periods involved, and fairly present, or will present the financial position of Company and the results of its operations as of the date and for the periods indicated thereon. At the date of the Company Balance Sheet (the "Company Balance Sheet Date") and as of the Closing Date, Company will have no liabilities or obligations, secured or unsecured (whether accrued, absolute, contingent or otherwise) not reflected on the Company Balance Sheet or the accompanying notes thereto except for liabilities incurred in the ordinary course of business since the date of said balance sheet which are usual and normal in amount. The reserves reflected in the Company Financial Statements for incurred but not yet reported claims ("IBNR") make sufficient provision for such liabilities and have been established in accordance with GAAP consistently applied.

     4.6 CONDUCT OF PRACTICE. Between the date of the execution of this Stock Purchase Agreement and the Closing, Seller (a) shall carry on the Practice in substantially the same manner as he has previously done, (b) shall use his best efforts to maintain and preserve the assets of Company in good condition and repair, and to prevent the imposition of any liens, security interests, claims, leases, encumbrances, covenants and restrictions of any nature whatsoever on such assets, (c) shall use his best efforts to preserve the Practice and its relationships with all patients and payors, and (d) shall not liquidate or dissolve Company, take any steps to do same, or inform any third person or entity that Company or Seller has done or intends to do the same.

     4.7 NO MATERIAL CHANGES. Since the date of this Stock Purchase Agreement there will not have been, and as of the Closing there shall not be:

            (a) Any material adverse change in the Practice. For the purpose of this Section, "material adverse change" shall mean a net reduction in the number of the Company's covered lives of more than five percent (5%) from November 1, 1996.

            (b) Any material change in the manner in which the Practice has been conducted, or any extraordinary transaction involving the assets of Company.

            (c) Any voluntary or involuntary sale, assignment, license or other disposition, of any kind, of any property or right included in the Practice, except as contemplated by this Stock Purchase Agreement.

            (d) Any debts, liabilities or obligations of any kind, whether absolute or contingent, due or to become due, or any security interests, liens, loans encumbering the Practice, or any other encumbrances, incurred by Company or by Seller in connection with the Practice except for:


                   (i) current liabilities incurred for services rendered or goods supplied in the ordinary course of the operations of the Practice;

                   (ii) liabilities on account of taxes and governmental charges not yet due, but not penalties, interest or fines in respect thereof; or

                   (iii) obligations or liabilities incurred by virtue of the execution of this Stock Purchase Agreement other than as expressly described herein.

            (e) Any extraordinary compensation, bonuses or distributions to Seller, or any employee of Company or Seller, except as set forth on Schedule 4.7(e) hereto.

     4.8 TAXES. There are no delinquent federal or state corporate income or franchise taxes or any federal, state or local assessments due or owing by Company or Seller with respect to the Practice. No extensions of time or requests therefor or waiver thereof have been made or are presently pending or effective with respect to such reports, returns or taxes. Company has timely filed or caused to be filed on its own behalf and on behalf of its and Seller's employees all tax returns (federal, state and local) required to be filed by it on or before the Closing Date, and all taxes shown to be due and payable on said returns have been paid. There are no actions, suits, proceedings, investigations, audits, claims or liens now pending against or related to Company, Seller, or the Practice regarding any tax or assessment. Further, Seller shall timely file all tax returns relating to the operation of the Practice on or before the Closing Date but which are due after the Closing Date, and shall timely pay all taxes relating to the Practice on or before the Closing Date but which are due thereafter. To the extent that any of such tax payments relate to periods following the Closing Date, there shall be a proration of such payments, and Seller shall be entitled to an adjustment in the reserve accounts listed on the Company Balance Sheet equal to the amount of taxes paid on behalf of the Company after the Closing Date. There are no unpaid taxes, interest or penalties, or unassessed tax deficiencies which are or could become a lien on the assets of the Company; no claim for any additional tax, assessment or reassessment is being asserted against the Company or proposed by any tax authority; and Seller has not been notified of, and there are no facts or circumstances known to the Company or Seller which could result in any claim being asserted with respect to any such taxes. There is no action, dispute, suit, proceeding, investigation or audit pending or threatened against the Company in respect of any tax or assessment.

     4.9 TITLE TO ASSETS. The assets of the Company are free and clear of all security interests, encumbrances, covenants and restrictions (collectively, "Liens") except as expressly described on the Disclosure Schedule.

     4.10 RIGHT TO PREMISES; CONDITION OF THE PROPERTY AND PREMISES. Company either (i) owns in fee simple absolute the premises in which the Practice is located ("Premises") or (ii) has valid and enforceable leases for the Premises, and there are no unpaid mortgage payments, rental payments or any other applicable amounts now due and payable by Company with respect to the premises or any uncured default by Company, and no governmental condemnation proceedings threatened or in process. All of Company's fixtures, equipment, furniture, and Premises are (a) in good repair and operating condition, (b) free from any material defects, except for normal wear and tear, and (c) fit for the purposes for which they are intended.

     4.11 INVENTORY. On the Closing Date, the inventory used in connection with the Practice shall consist of items of a quality and quantity normally maintained on hand by Company and in compliance with all applicable laws and regulations.

     4.12   CONTRACTS.

            (a) Seller has furnished to Purchaser, for Purchaser's inspection and review, true and complete copies of all contracts, agreements, leases, documents, written understandings, instruments, loan documents and security agreements relating to the Practice, and any and all other documents concerning any Liens against the Stock or any aspect of the Practice.

            (b) There are no guarantees of any obligations or indebtedness whatsoever of the Practice, Company, Seller, or any third person or entity by either Company or Seller.

            (c) The Company and Seller are not parties to, or bound by, any contract which in any manner limits or restricts them from competing in any line of business or carrying on or expanding the nature or geographical scope of their business.

            (d) The contracts of Company are valid, binding obligations and in full force and effect and have been entered into in the ordinary course of business, consistent with past practice, except as enforceability may be restricted, limited or delayed by applicable bankruptcy or other laws affecting creditor's rights generally and except as enforceability is subject to general principles of equity. Company and Seller have not received any notice from any other party to a contract of the termination or threatened termination, thereof, nor any material claim, dispute or controversy thereon, and have no knowledge of the occurrence of any event which would allow any other party to terminate any contract of Company, nor has Seller received notice of any asserted claim of default, breach or violation of, any note, debt instrument, security agreement, option to purchase, lease, deed of trust or mortgage, or any other contract or "Lease" (as defined in Section
4.28 below) binding upon the Company or its assets or properties which failure of performance or default would be material to the business, condition (financial or otherwise), operations, results of operations, net worth, working capital, assets, properties, reserves or prospects of Company.

     4.13 POWERS OF ATTORNEY. There are no outstanding powers of attorney executed on behalf of Company or Seller.

     4.14 NO LITIGATION AND INSURANCE. There is no pending litigation, judgment, appeal, investigation or asserted claim or, to Company and Seller's actual knowledge, threatened investigation, judgment, appeal, unasserted claim, or governmental investigation, relating to the Company, the Practice, Seller, or employees thereof and Seller is not aware of any facts or circumstances which could serve as a basis for an action or proceeding against or affecting the Company or which seeks or threats to restrain, enjoin or prohibit him or to obtain damages from the Company. Except as set forth in Exhibit 4.14(a), neither Company nor Seller is subject to any judgment, decree, order or writ of any court, agency, authority, arbitration panel or other tribunal. The Company has maintained with financially responsible insurance companies insurance on the Practice and its assets in such amounts and against such risks and losses as is customary for persons or companies engaged in their businesses, including insurance against personal injury, property damage to third persons and medical malpractice. Set forth in Exhibit 4.14(b) is a list of all policies of liability, property damage, fire, workers' compensation, employer's liability, malpractice, casualty or other forms of insurance owned or carried by the Company and the names of insurance agents and/or brokers providing this insurance coverage, and of all performance bonds and letters of credit securing any of their obligations or maintained in the conduct of their businesses. All such insurance is in full force and effect on the date hereof as evidenced by certificates of insurance for each insurance policy listed in Exhibit 4.14(b), of which true and complete copies dated no more than thirty (30) business days prior to the date of Closing shall be delivered to Purchaser at the Closing, and Seller will insure that such insurance will remain in full force and effect. Neither the Company nor the Seller has received any notification from any insurance carrier denying or disputing any claim made on any policies, denying or disputing any coverage for any claim, denying or disputing the amount of any claim, or regarding the possible cancellation or material limitation of any policies.

     4.15 VIOLATION OF LAWS. Neither Company nor Seller is in violation of any law, rule, regulation or administrative or judicial order pertaining to the Practice and which is material to the conduct of the Practice (including, without limitation, licensing, health care, drug enforcement, securities, zoning, building, environmental, immigration, civil rights and occupational health and safety laws, regulations, ordinances and codes) and, to their actual knowledge, there is no law, rule, regulation or administrative or judicial order that any of the transactions contemplated by this Stock

Purchase Agreement or the execution and delivery of this Stock Purchase Agreement would violate. The Company has not been charged with, threatened with, nor is under any investigation with respect to, any charge concerning any violation of any provision of any such law, rule, regulation or order.

     4.16 NO BROKERS OR FINDERS. Neither Company nor Seller has incurred any liability to any broker, finder or agent for any brokerage fees, finder's fees or commissions with respect to the transactions contemplated by this Stock Purchase Agreement, and if either Company or Seller incurred any such liability, such liability shall be and remain the sole responsibility of the Seller, and Company and Seller shall indemnify, defend and hold Purchaser harmless from and against any and all liabilities, losses, damages, claims, causes of action, costs and expenses (including, without limitation, reasonable attorneys' fees), arising out of or relating to such liability.

     4.17 NO BANKRUPTCY PROCEEDINGS. Neither Company nor Seller has (a) made a general assignment for the benefit of creditors, (b) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by its creditors, (c) suffered the appointment of a receiver to take possession of all or substantially all of its assets, (d) suffered the attachment or other judicial seizure of all, or substantially all, of its assets, (e) admitted in writing its inability to pay its debts as they come due, or (f) made an offer of settlement, extension or compromise to its creditors generally.

     4.18 LICENSURE AND REIMBURSEMENT. Seller and Company represent and warrant that:

            (a) Each of Seller's and Company's employee-physicians is duly licensed to practice his or her profession in the State of California without restriction; and Company has all licenses, permits, approvals, authorizations, consents, franchises and orders of all governmental and regulatory authorities (collectively, the "Permits") necessary for the conduct of its business as presently conducted. There is no proceeding pending or threatened that disputes the validity of any such Permit or that may result in the revocation, cancellation or suspension or any material adverse modification of any of such Permits.

            (b) Company and Seller are participating in the Medicare and Medicaid programs and in any other applicable governmental health care payment programs, and have been and will continue to be authorized to receive reimbursement from such programs for fees and charges incurred by eligible patients for their services. Neither Company nor Seller has received any notice that any such license, participation or authorization has been or is threatened to be terminated or, in any material respect, restricted, and neither Company nor Seller knows of any basis for any such termination or restriction. There is no federal or state investigation pending or, to Company's and Seller's knowledge, contemplated, that will have an impact upon Company's or Seller's reimbursement status or Seller's license to practice medicine in California. Neither Company nor Seller has received any notice of action nor is there any threatened or likely action by the Medicare or Medicaid program or any carrier, to recoup or challenge any Medicare or Medicaid reimbursement that Company or Seller has received or for which any of them currently has a claim pending, for services rendered at or in connection with the Practice.

            (c) All billing practices by Company to all third party payors, including but not limited to the Medicare and Medicaid programs and private insurance companies, have been true, fair and correct and in compliance with all applicable laws, regulations and policies of all such third party payors, and Company has not billed for or received any payment or reimbursement in excess of amounts permitted by law.

            (d) Neither Company, its directors, officers, employees, affiliates or agents, nor Seller or its affiliates or agents has directly or indirectly (i) offered to pay or solicited any remuneration, in cash or in kind, to, or made any financial arrangements with, any past or present customers, past or present suppliers, contractors, third parties, or third party payors of Company in order to obtain business or payments from such persons, other than entertainment activities in the ordinary and lawful course of business; (ii) given or received, or agreed to give or receive, or is aware that there has been made or that there is any agreement to make or receive, any gift or gratuitous payment of any kind, nature or description (whether in money, property or services) to any customer or potential customer, supplier or potential supplier, contractors, third party payor or any other person other than in connection with promotional or entertainment activities in the ordinary and lawful course of business; (iii) made or agreed to make, or is aware that there has been made or that there is any agreement to make, any contribution, payment or gift of funds or property to, or for the private use of, any governmental official, employee or agent where either the contribution, payment or gift or the purpose of such contribution, payment or gift is or was illegal under the laws of the United States or under the laws of any state thereof or any other jurisdiction under which such payment, contribution or gift was made; (iv) established or maintained any unrecorded fund or asset for any purpose or made any false or artificial entries on any of its books or records for any reason; or (v) made or agreed to make or is aware that there has been made or that there is any intention to make, any payment to any person with the intention or understanding that any part of such payment would be used for any purpose other than that described in the documents supporting such payment.

            (e) Neither Company, its directors, officers, employees or agents, nor Seller is or in the past twenty-four months has been, a party to any contract, lease, agreement or arrangement, including but not limited to any joint venture or consulting agreement with any physician, hospital, nursing facility, home health agency or other person who is in a position to make, receive or influence referrals to or from Company, to provide services, lease space, lease equipment or engage in any other venture or activity.

     4.19 EMPLOYEES AND EMPLOYEE BENEFITS. Attached hereto as Exhibit 4.19 is a complete list of the names, positions and current annual salaries or wage rates and all bonus and other compensation arrangements of any kind, of all full-time and part-time employees, directors or officers of the Company, specifying their names, titles, full or part-time status and compensation payable, by means of wages, salaries, bonuses, gratuities or otherwise and all salary increases and/or bonuses paid to any employee between the date of this Stock Purchase Agreement and the Closing. None of such employees is a family member of or otherwise related to Seller. Seller shall cause the Company to pay out of the Reserve Account, with respect to each person listed on Exhibit 4.19, the aggregate amount of: (a) accrued vacation and sick leave pay, (b) employer contributions accrued or committed under each pension, profit-sharing, medical, dental, life insurance or retirement plan or similar arrangement, and (c) any other accrued benefits to which each person listed on Exhibit 4.19 or such persons who have been terminated as of the Closing Date may be entitled, as accrued up to and including the Closing. Seller shall indemnify and hold Purchaser harmless from and against any and all expenses, losses, damages or liabilities, including reasonable attorneys' fees and court costs, that Purchaser may suffer as a result of any claims, suits, investigations or charges asserted by or on behalf of any person listed on Exhibit 4.19 due to any actual or alleged liabilities or obligations, injuries or damages occurring or arising prior to the Closing, including, without limitation, any matters arising under laws governing wages and hours, wage payment and collection, employment discrimination, wrongful discharge, occupational safety and health, workers' compensation, short and long-term disability, occupational diseases, unemployment insurance, the payment and withholding of employment taxes and any alleged violation of the common law; provided however, that Purchaser agrees to first seek repayment from the Reserve Account. Company has previously entered into a three year employment agreement with Jackie Ingels ("Ingels"), pursuant to which Seller has personally guarantied the remaining amount owed under such agreement in the event of any termination of Ingels without cause. In connection therewith, except for the severance benefits payable by Purchaser related to the first year of Ingles' employment following the Closing, as set forth in Section 6.1, Seller shall indemnify and hold Purchaser harmless from and against any and all expenses, losses, damages or liabilities, including reasonable attorneys' fees and court costs, that Purchaser (or Company, following the Closing) may suffer as a result of any termination of Ingels without cause pursuant to such employment agreement. Company was not a party to or bound by any collective bargaining agreement or any other agreement with a labor union and there has been no effort by any labor union during the twenty-four (24) months prior to the Closing to organize any employees of Company or Seller into one or more collective bargaining units. There has been no strike, walkout or work stoppage involving any of the employees of Company during the twenty-four (24) months prior to the date of Closing. There is not pending or threatened, any labor dispute, strike or work stoppage which affects or which may affect Company or which may interfere with its continued operation in any manner.

     4.20 EMPLOYEE ENTITLEMENTS. Except as described on Exhibit 4.20 attached hereto, Company does not maintain, contribute to or possess, and has not at any time maintained, contributed to or possessed: (a) any non-qualified deferred compensation or retirement plans or arrangements, (b) any qualified defined contribution retirement plans or arrangements, (c) any qualified defined benefit pension plan, (d) any other profit-sharing, deferred compensation, bonus, stock option, stock purchase, vacation pay, holiday pay, employee benefit, health, welfare, medical, disability, life insurance, stock, stock purchase or stock option plan, program, agreement, arrangement or policy under which former employees or beneficiaries are entitled or current employees will be entitled following termination of employment, to medical, health or life insurance or other benefits other than pursuant to benefit continuation rights granted by state or federal law, or (e) any summary description of the foregoing that has been distributed to employees (collectively, "Benefit Plans"). True and complete copies of each Benefit Plan, related trust agreements or annuity contracts (or any other funding instruments), the most recent determination letter issued by the Internal Revenue Service (the "IRS") with respect to each Benefit Plan that is a "pension plan" as defined in Section 3 of ERISA, Annual Reports on Form 5500 Series required to be filed with any governmental agency for any such Benefit Plan for the two (2) most recent plan years and all actuarial reports prepared for the last three (3) years of each Benefit Plan that is a pension plan, other than an "individual account plan," have heretofore been delivered by Seller to Purchaser. Prior to the Closing, Seller will have adopted a resolution of its board of directors and sole shareholder terminating all Benefit Plans.

     4.21 CONFIDENTIALITY. The Company and Seller have maintained the confidentiality of all business and patient records as required by and in conformance with all applicable state and federal laws and regulations. The Company and Seller have not transferred any patient records to any individual or entity against the request of any patient regarding transferring his or her patient information or records.

     4.22 INSPECTIONS. The Disclosure Schedule sets forth accurately and fully describes (a) all inspections of Company and the Practice by any governmental agency at any time during the previous five (5) years; (b) all matters which were noted by any and all such governmental agency as requiring correction or modifications which were requested or recommended; and (c) the present status of each such noted matter.

     4.23 ENVIRONMENTAL CONDITIONS. To the actual knowledge of Seller and the Company, there are no (a) undisclosed material defects in the physical condition of the Premises; (b) unremediated material incidents of non-compliance regarding the Premises with zoning, land use, building, safety and fire laws; and
(c) unremediated material incidents of non-compliance of the Premises with respect to applicable environmental laws, rules and regulations. To the actual knowledge of Seller, no "Hazardous Substances" (as defined below) have been released on any part of the Premises and no soil, air, surface water, ground water or structural contamination exists (a) on any of the Premises or (b) on property adjacent to the Premises. As used herein "Hazardous Substances" shall include (i) all of those substances included within the definitions of "hazardous substances", "hazardous materials", "toxic substances", or "solid waste" in (a) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 ET SEQ. ("CERCLA"), as amended, (b) the Resource Conservation and Recovery Act of 1976, 42 U.S.C.
Section 6901 ET SEQ. ("RCRA"), and (c) the Hazardous Materials Transportation Act, 49 U.S.C. Appx. Section 1801, ET SEQ., and in the regulations promulgated pursuant to said laws or any amendment thereto or replacement thereof; (ii) all of those substances listed in the United States Department of Transportation Table (49 CFR 172.101 and amendments thereto) or by the Environmental Protection Agency (40 CFR Part 302 and amendments thereto) as hazardous substances; (iii) all of those substances defined as "hazardous wastes" in Sections 25100 ET SEQ. of the California Health & Safety Code, or as "hazardous substances" in Sections 25316 and 25281 of the California Health & Safety Code or Section 736(f)(3) of the California Code of Civil Procedure, or as "waste," "pollution," or "contamination" in Sections 13000 ET SEQ. of the California Water Code, and in the regulations promulgated pursuant to said laws or any replacement thereof; and (iv) all other substances, materials and wastes which are regulated under applicable local, state or federal law, or which are classified as hazardous or toxic under federal, state, or local laws or regulations, or classified or identified as posing a threat to human health or the environment, including without limitation federal laws and regulations and California law set forth above, and any radioactive wastes or substances. The term "Hazardous Substances" does not include consumer products which are used in accordance with their intended use.

     4.24 PRIMARY CARE PHYSICIANS. No primary care physician who provides medical care to 100 or more of Company's covered lives pursuant to the terms of a provider agreement by and between Company and such primary care physician ("Participating Provider") has informed Company or Seller of his or her intention to terminate the provider agreement, and Seller has no knowledge, directly or indirectly, that any Participating Provider intends to terminate such provider agreement. Further, Seller shall cooperate with Purchaser after the Closing to obtain reasonable amendments to each Participating Provider's provider agreement, including mutually agreeable language relating to the non-diversion and non-solicitation of Company's and Purchaser's members.

     4.25 BANK ACCOUNTS; SECURITIES. Attached hereto as Exhibit 4.25 is a true, correct and complete listing of all bank, brokerage, checking, depositary and similar accounts, lockboxes and safe deposit boxes maintained by the Company as of the date of Closing and at any time during the twelve (12) month period preceding the date of Closing; this listing includes with respect to each such account (a) the account number, (b) the nature or purpose of the account, (c) the name and address of the institution at which the account is maintained, and
(d) the names of the authorized signatories on the account. Exhibit 4.25 also contains a complete and accurate list of all investments in and securities of other corporations or businesses owned by the Company, together with a description of any restrictions affecting the transfer thereof.

     4.26 SUBSIDIARIES. Except as described in Exhibit 4.26, the Company has no subsidiaries or affiliates and does not directly or indirectly own either an equity or debt interest in any corporation, partnership, limited liability company, business trust, joint venture, joint stock company, association or other business entity.

     4.27 ARTICLES OF INCORPORATION AND BYLAWS. Copies of the Articles of Incorporation and the Bylaws of the Company certified by its Secretary as being the Articles of Incorporation and Bylaws currently in effect, as well as copies of the minute books and stock records of the Company which have been delivered to Purchaser are true and complete copies of such instruments as amended to the date of this Stock Purchase Agreement and of Closing and are in full force and effect on such dates.

     4.28 LEASES. Exhibit 4.28 attached hereto contains a true and complete list of all leases pursuant to which the Company leased or leases any real property interest (the "Leases"), whether as lessor or lessee. To Seller's knowledge, the Company enjoys peaceful and undisturbed possession under all of the Leases under which they are lessee, and the Company is not in default in any material respect under such Leases.

     4.29 INTELLECTUAL PROPERTY. Exhibit 4.29 attached hereto sets forth a true and complete list of all patents, trademarks, trade names or service marks that the Company is licensed under or uses. None of the Company's business activities infringes upon the patent, trademark, trade name or service mark rights of any third party.

     4.30 SECURITIES LAW COMPLIANCE. Seller represents and warrants that the sale of Seller's Stock is (a) exempt from the registration requirements of the Securities Act of 1933, as amended, and (b) exempt from qualification under the California Corporate Securities Law of 1968. For purposes of this Section 4.30, Seller shall be entitled to rely upon the accuracy of the representations and warranties of Purchaser set forth in this Agreement.

     4.31 OPTION TO PURCHASE IPAs. Seller represents and warrants that he has full right, power and authority to transfer the option to purchase the Premier IPA to Purchaser. A true, correct and
complete copy of such option is attached hereto as Exhibit 4.31.   Seller
represents and warrants that such option confers the right to purchase a 100% ownership interest in Premier IPA. Seller covenants to cooperate fully with Purchaser in attempting to obtain and transfer an option to purchase Western IPA.

     4.32 NO UNTRUE STATEMENTS. Seller represents and warrants to his actual knowledge that (a) neither Company nor Seller has made any untrue statement or representation in connection with this Stock Purchase Agreement, (b) all items to be transferred or delivered and/or given to Purchaser by or from Seller are true, correct and complete copies of what they purport to be, (c) there are no undisclosed liabilities of any nature whatsoever in connection with the Practice or any of the assets, (d) neither Company nor Seller has failed to state or disclose any material fact in connection with the transactions contemplated by this Stock Purchase Agreement, and (e) neither Company nor Seller knows of any facts and Seller has not misrepresented any facts concerning his ability, financial or otherwise, to consummate the transactions contemplated by this Stock Purchase Agreement or that would otherwise materially adversely affect Purchaser's decision to acquire the Stock.

     4.33 DUE DILIGENCE. To Seller's actual knowledge, the documents, agreements and other written materials provided to Purchaser in response to its due diligence request constitute all of the material documents, agreements and other written materials that would be material to a purchaser of the Stock of Company.

5.   REPRESENTATIONS, WARRANTIES AND COVENANTS OF PURCHASER:

     Purchaser hereby represents and warrants to Seller that:

     5.1 ORGANIZATION. Purchaser is a California professional corporation validly existing and in good standing under the laws of the State of California.

     5.2 AUTHORITY. Purchaser has the corporate power and authority to enter into this Stock Purchase Agreement and to consummate the transactions contemplated hereby. All action on the part of Purchaser necessary for the authorization, execution, delivery and performance of this Stock Purchase Agreement and the consummation of the transactions contemplated hereby has been or will be taken prior to the Closing Date, and this Stock Purchase Agreement (including exhibits, schedules and the ancillary agreements) constitutes the legal, valid and binding obligation of Purchaser, enforceable in accordance with its terms, except as enforceability may be restricted, limited or delayed by applicable bankruptcy or other laws affecting creditor's rights generally and except as enforceability is subject to general principles of equity. Purchaser hereby indemnifies Seller against any and all liabilities, losses, damages, claims, causes of action, costs and expenses (including, without limitation, reasonable attorneys' fees), arising out of or relating to any final determination by a court of competent jurisdiction that Purchaser's acts in entering into this Stock Purchase Agreement and consummating the transactions contemplated thereby were ultra vires acts.

     5.3 NO BROKERS OR FINDERS. Purchaser has not incurred any liability to any broker, finder or agent for any brokerage fees, finder's fees or commissions with respect to the transactions contemplated by this Stock Purchase Agreement, and if Purchaser incurred any such liability, such liability shall be and remain the sole responsibility of Purchaser, and Purchaser shall indemnify, defend and hold Seller harmless from and against any and all liabilities, losses, damages, claims, causes of action, costs and expenses (including, without limitation, reasonable attorneys' fees), arising out of or relating to such liability.

     5.4 NO VIOLATION OF OTHER OBLIGATIONS. Neither this Stock Purchase Agreement nor any of the transactions contemplated hereunder violates or shall violate any lease, contract, document, understanding, agreement or instrument to which Purchaser is a party or by which it may be bound, or any lease, contract, document, understanding, agreement or instrument affecting Purchaser. Neither the execution and delivery of this Stock Purchase Agreement nor the consummation of the transactions contemplated hereby will conflict with or violate any provision of the articles of incorporation or bylaws of the Purchaser or of any law, ordinance or regulation or any decree or order of any court or administrative or other governmental body which is either applicable to, binding upon or enforceable against Purchaser.

     5.5 NO CONSENT REQUIRED. Neither the execution of this Stock Purchase Agreement by Purchaser, nor the performance by Purchaser of its obligations under this Stock Purchase Agreement, requires the consent of any third party that will not have been obtained and delivered to Seller prior to the Closing Date.

     5.6 NO BANKRUPTCY PROCEEDINGS. Purchaser has not (a) made a general assignment for the benefit of creditors, (b) filed any voluntary proceeding in bankruptcy or suffered the filing of any involuntary petition by Purchaser's creditors, (c) suffered the appointment of a receiver to take possession of all or substantially all of the assets, properties or business of Purchaser,
(d) suffered the attachment or other judicial seizure of all or substantially all of the assets, properties or business of Purchaser, (e) admitted in writing its inability to pay its debts as such debts become due, or (f) made an offer of settlement, extension or compromise to its creditors generally.

     5.7 NO UNTRUE STATEMENTS. Purchaser represents and warrants to its actual knowledge that (a) Purchaser has made no untrue statement or representation in connection with this Stock Purchase Agreement, (b) all items to be transferred or delivered and/or given to Seller by or from Purchaser are true, correct and complete copies of what they purport to be, (c) Purchaser has not failed to state or disclose any material fact in connection with the transactions contemplated by this Stock Purchase Agreement, and (d) Purchaser knows of no facts and Purchaser has not misrepresented any facts concerning Purchaser's ability, financial and otherwise, to consummate the transactions contemplated by this Stock Purchase Agreement or that would otherwise materially adversely affect Seller's decision to sell the Stock.

     5.8 FINANCIAL RESOURCES. Purchaser has the financial resources itself or through arrangements with its Affiliates (as defined below) to fulfill its financial obligations under this Stock Purchase Agreement.

     5.9 PERFORMANCE. Purchaser shall perform its obligations under this Stock Purchase Agreement, including the ancillary agreements and the forms of which are attached hereto as exhibits.

     5.10 INVESTIGATION AND SOPHISTICATION. At the Closing, Purchaser will represent that it has been furnished with or has had access to the information Purchaser has requested from Seller and/or the Company and that Purchaser has had an opportunity to ask questions and receive answers from Seller as Purchaser has determined to be appropriate. Purchaser has such knowledge, experience, and skill in business and financial matters with respect to investments and securities so as to enable Purchaser to understand and evaluate the merits and risks of the acquisition of the Stock and to form an investment decision with respect to such investments. The Purchaser is relying upon its own investigation and analysis and the representations and warranties given by Seller in this Agreement, in determining whether to enter into this Agreement and determining whether to purchase the Stock. The Purchaser understands that investment in and ownership of the Stock involves a degree of risk with no guarantee of profit or return and the possibility of loss of Purchaser's investment. Except as set forth in this Agreement, the Seller has made no representations or warranties to the Purchaser as to the Company and the Company Stock. The foregoing language in this Section 5.10 is not intended to diminish or eliminate the reliance by Purchaser on the representations and warranties contained in Section 4 of this Agreement.

     5.11 NO INTENT TO DISTRIBUTE. Purchaser is acquiring the Stock for its own account and not with a view toward sale or other distribution thereof.

     5.12 STRATEGIC PROVIDER. Purchaser is a "strategic provider" of PacifiCare, pursuant to the terms of that certain 1996 Amendment to IPA Medicare Shared Risk Services Agreement, dated January 1, 1996, by and between PacifiCare and Purchaser.

     5.13 DUE DILIGENCE. Purchaser has completed its due diligence review of Company and the Practice.

6.   POST-CLOSING COVENANTS:

     6.1 COMPANY EMPLOYEES; PRIOR SERVICE CREDIT. Purchaser agrees that for a period of six (6) months following the Closing Date, none of Company's employees shall be terminated. Further, all employees of Company shall be given credit for their prior service on behalf of Company, including, but not limited to, retirement benefits, vacation pay, holidays and other benefits in accordance with Purchaser's current policies. With respect to severance benefits, Purchaser agrees that if any Company employee listed in Section 8.5(e) of this Stock Purchase Agreement is terminated without cause prior to the end of such person's employment agreement, such employee shall receive severance pay equal to (i) the remaining term of his or her employment agreement, plus (ii) one month's salary for each year of service at Company prior to Closing, pro-rated for each year of partial service, up to a maximum of six months pay, provided that such amounts paid for prior service shall be in addition to the amount set forth in item (i) hereinabove. Additionally, Seller's employees shall be entitled to receive bonuses for services rendered prior to Closing at the discretion of Seller from Hospital Bonus Funds to be paid into the Reserve Account, provided that the payment of any such bonus does not create a deficiency in the Reserve Account. Provided that Jackie Ingels ("Ingels") has agreed to terminate her three year employment agreement with Company, Purchaser agrees to use its best efforts to cause Prospect Medical Systems, Inc., a Delaware corporation ("Prospect Medical Systems") to enter into a one year employment agreement with Ingels in the form of that listed on

Schedule 8.2(h) attached hereto. Notwithstanding the foregoing, in the event Prospect Medical Systems does not enter into an employment agreement with Ingels, Purchaser agrees to provide Ingels with health and vacation benefits and the severance benefits set forth in this Section 6.1, as if Ingels were employed under the form of employment agreement set forth in Schedule 8.2(h) for one year. In the event of a termination of Ingels without cause, any such severance payments paid by Purchaser or Company will offset the remaining amount owed by Seller to Ingels under Ingel's current employment agreement with Company.

     6.2    COMPANY'S OFFICES.  Purchaser and Seller agree that for an eighteen
(18) month period following the Closing, Purchaser will maintain Company's Practice offices at their present location. Purchaser and Seller further agree that for a six (6) month period following the Closing, Purchaser will maintain Company's administrative offices at their present location.

     6.3 SUBSEQUENT SALE OF COMPANY. Purchaser agrees that for a period of twenty-four (24) months following the Closing Date, Purchaser will not sell, offer or otherwise dispose of the shares or assets of Company to St. Joseph's Hospital Systems, St Joseph's Foundation, St. Joseph's Medical Corporation, or any of their affiliates (collectively, "St. Joseph's"). Purchaser further agrees that for a period of six (6) months following the Closing Date, Purchaser will not sell, offer or otherwise dispose of the shares or assets of Company to any other purchaser. In the event that Purchaser sells Company after such six month period, Purchaser agrees that such sale will contain negative covenants prohibiting the subsequent purchaser of Company from selling Company to St. Joseph's for a twenty-four (24) month period following the Closing Date of this transaction. Notwithstanding the foregoing, Seller and Company acknowledge that nothing herein shall be construed to prevent or otherwise limit the sale of all or a part of Purchaser to another entity.

     6.4 COMPANY'S NAME. Purchaser agrees not to change the Company's name for a six (6) month period following the Closing.

     6.5 BOARD OF DIRECTORS. At the Closing, Purchaser shall name Seller to Company's and Purchaser's Boards of Directors, and their compensation committees, if such committee are in existence, for at least two (2) years.

     6.6 CHOICE OF HOSPITALS. For a period of two (2) years following the Closing, Purchaser will allow all patients of Company to use West Med Santa Ana Hospital, West Med Anaheim Hospital, and/or Chapman General Hospital, and will take no steps to encourage patients to use St. Joseph Hospital. Company and Seller agree, however, that patients who request that they be admitted to St. Joseph's Hospital shall be so permitted.

7.   PURCHASERS' ACCESS TO RECORDS; CONFIDENTIAL INFORMATION; PUBLICITY:

     7.1 ACCESS TO RECORDS. Between the date of the execution hereof and the Closing, Purchaser, its appraisers, accountants, consultants, counsel and other representatives, shall have access after normal business hours, upon reasonable notice, to the tax returns, books, records, licenses, certifications, contracts, agreements and all other relevant documentation of Company.

Neither Purchaser nor its representatives shall disclose the contents of any of said materials that Purchaser has discovered in the course of its due diligence ("Due Diligence") to any third party without prior written consent of Company, except: (a) as required by law, including, but not limited to, civil litigation arising out of this Stock Purchase Agreement or the transactions contemplated hereunder; (b) except to the extent covered by the Agreement of Confidential Disclosure by and between Purchaser and Seller, information contained in any such materials that was already in Purchaser's possession prior to the date hereof; and (c) information contained in any such materials that is or becomes generally available to the public other than as a result of a disclosure by Purchaser or its agents or employees in violation of this Section (collectively, the "Exceptions").

     7.2 CONFIDENTIAL INFORMATION. Each of the parties hereto agrees that at all times prior to, or following the Closing Date, none of such parties shall use for its or their benefit or for any third party's benefit, any confidential information or trade secrets of the other parties or any "Affiliate" (as defined below), or of any successor or assignee of such parties or any Affiliate, and shall not disclose or cause to be disclosed to any third party any confidential information or trade secrets of the other parties, any Affiliate, or any of their respective successors or assigns at any time prior to or after the Closing Date. The parties shall maintain and keep confidential and never disclose the terms of this Stock Purchase Agreement and the negotiations preceding this Stock Purchase Agreement, except as may be required by applicable law. As used herein, "Affiliate" shall mean any affiliated or related organization of a party to this Agreement.

     7.3 PUBLICITY. No party shall, at any time on or after the date hereof, issue any publicity or written or oral statement, or otherwise disclose the existence of this Stock Purchase Agreement or any of the terms or conditions hereof, or disclose the contemplation, implementation or consummation of any of the transactions intended hereby (other than to its directors, officers, attorneys, financial advisors and other agents and representatives, as necessary in order to negotiate, evaluate, approve and consummate the transactions hereunder), without the prior written consent of Purchaser (in the case of Seller) or Seller (in the case of Purchaser), except in accordance with any of the Exceptions as set forth in Section 7.1, and except as reasonably required of Purchaser by any applicable federal or state securities law (or agency's) disclosure requirements. In the case of any written publicity or statement, the applicable party with the above right of consent shall have the right to approve in advance the specific language of any such writing, provided that such approval may not be unreasonably withheld in the event of occurrence of any of the Exceptions. The parties shall agree to the language used in the publication of a joint press release following the Closing.

8.   CLOSING; CONDITIONS TO OBLIGATIONS TO CLOSE:

     8.1 CLOSING DATE. The transactions contemplated by this Stock Purchase Agreement shall be consummated at the "Closing." The Closing shall take place at Miller & Holguin, 1801 Century Park East, Seventh Floor, Los Angeles, California 90067, or at such other place as may be designated by Seller and Purchaser, on the Closing Date. The Closing Date shall occur on the first business day occurring 30 days from the date hereof, or at such other time as is mutually agreed upon by the parties.

     8.2 DELIVERIES BY SELLER. At the Closing, Seller shall execute (as to documents calling for execution) and deliver to Purchaser the following:

            (a) Stock certificates representing all of the issued and outstanding shares of the Company, duly executed, endorsed and properly witnessed for transfer to Purchaser.

            (b) A UCC search report dated not more than five (5) days before the Closing Date issued by the California Secretary of State which shows that there are no filings under the Uniform Commercial Code on file with such Secretary of State which name Company or Seller as a debtor or otherwise indicating any lien on the Stock or on the assets of the Company, other than those filings specifically approved by Purchaser in writing.

            (c) A good standing certificate and tax clearance issued by the California Secretary of State and Franchise Tax Board, respectively, which shows Company is in good standing with such agencies.

            (d) An officer's certificate signed by Company's president and its secretary, and a certificate signed by Seller, that all conditions specified in this Stock Purchase Agreement to be fulfilled by Company have been fulfilled, and that the Articles of Incorporation and the Bylaws of Company previously provided to Purchasers are true and complete copies, as currently in effect, in the form of the certificates attached hereto as Exhibit 8.2(d).

            (e) A certificate from California's Employment Development Department or equivalent confirming that, as of the Closing Date (or as of the latest date for which such confirmation is available prior to the Closing Date), neither Company nor Seller is in default with respect to any filing or payment obligations respecting any employees of Company, and if applicable, a certificate from the California State Board of Equalization/Taxation or equivalent showing that no amount is due from Company or Seller on account of any sales tax permit issued to Company or such Seller for the operation of the Practice.

            (f) Non-Competition Agreement of Seller in the form of Exhibit 8.2(f) attached hereto.

            (g) Copies of Employment Agreement between Company and Seller, in the form of such agreement in the form of Exhibit 8.2(g) hereto.

            (h) Copies of Employment Agreements between Prospect Medical Systems and each of the persons specified in Section 8.5(e), the form of such agreements in the form of Exhibit 8.2(h) respectively, hereto.

            (i) Personal Guaranty Agreement by Seller in the form of Exhibit 8.2(i) attached hereto.

            (j) True and complete minute books and the stock register of the Company, as amended.

            (k)    True and complete copies of all contracts pursuant to Section
4.12 and leases of real property listed on Exhibit 4.28.

            (l)    A true and complete copy of each insurance policy listed in
Exhibit 4.14(b) hereto.

            (m) An opinion of counsel, dated as of the Closing Date, substantially in the form of Exhibit 8.2(m) attached hereto ("Seller's Opinion").

            (n) A board resolution evidencing the termination of all Benefit Plans (as defined in Section 4.20) as of the Closing.

            (o) A board resolution authorizing the terms of this Stock Purchase Agreement, the transactions contemplated herein and the Closing.

            (p) Such other customary instruments, documents and certificates in forms reasonably satisfactory to Purchaser as shall be necessary to carry out the intent and effectuate the purposes of this Stock Purchase Agreement and sufficient to vest in Purchaser good, valid and marketable title to the Stock, free and clear of all Liens.

     8.3 DELIVERIES BY PURCHASER. At the Closing, Purchaser shall deliver to Seller the following:

            (a) Payment of the Purchase Price in accordance with Section 3.3 herein.

            (b) A copy of the Employment Agreement between Company and Seller, the form of such agreement as set forth in Exhibit 8.2(g) attached hereto.

            (c) Copies of the form of Employment Agreements between Prospect Medical Systems and certain of Seller's employees, the form of such agreement as set forth in Exhibit 8.2(h) attached hereto.

            (d) An officer's certificate setting forth a copy of the resolutions adopted by the Board of Directors of Purchaser authorizing and approving the execution and delivery of this Stock Purchase Agreement by Purchaser and certifying as to the authority of the officers executing this Stock Purchase Agreement and any documents to be delivered by Purchaser at the Closing.

            (e) All other instruments and documents as Seller may reasonably request as necessary to carry out the intent and effectuate the purposes of this Stock Purchase Agreement.

            (f) An opinion of counsel, dated as of the Closing Date, substantially in the form of Exhibit 8.3(f) attached hereto ("Purchaser's Opinion").

            (g) A board resolution authorizing the terms of this Stock Purchase Agreement, the transactions contemplated herein and the Closing.

            (h) A copy of the Employment Agreement by and between Company and Geoffrey Furman, M.D., the form of such agreement as set forth in Exhibit 8.2(h) attached hereto.

     8.4 CONDITIONS TO PURCHASER'S OBLIGATIONS. Purchaser's obligation to consummate the transactions contemplated by this Stock Purchase Agreement is conditioned upon satisfaction, or waiver by Purchaser in writing, of all of the following on or before the Closing Date:

            (a) The performance by Company and Seller of all of the their respective promises and agreements under this Stock Purchase Agreement that are to be performed as of the Closing, including but not limited to the procurement and delivery to Purchaser of all necessary assignments and consents, provided however, that the consent of CalOptima shall not be a condition to Closing.

            (b) No suit, action, arbitration or legal, administrative or other proceeding or governmental investigation shall be pending or threatened against Purchaser, Company or Seller in relation to or affecting the consummation of the transactions contemplated by this Stock Purchase Agreement, and no statute, rule, regulation, decree, executive or judicial order shall have been instituted or threatened by any governmental or regulatory authority which challenge the validity or enforceability of this Agreement or any of its terms, or which adversely affects Company.

            (c) Written evidence provided to Purchaser that Company's bylaws have been amended to increase the number of directors to three, and Jacob Y. Terner M.D. and Gregg DeNicola, M.D. have been named as directors and officers of Company as of the Closing.

            (d) The assets of Company have not been damaged, Seller shall have maintained Company in the regular course of business and shall have paid all of its accounts payable as they came due, and there have been no adverse change from the date of this Agreement or of the Financial Statements, whichever is later.

            (e)    Purchaser has not exercised the cancellation option under
Section 10 below.

            (f) At the Closing, the Stock shall not be subject to any pledge, lien or encumbrance.

            (g) Company and Seller have given all notices to any third parties, if any, made all filings, and obtained all required authorizations, consents and approval of all health plans, (including but not limited to, PacifiCare) and all governmental agencies in connection with the matters described herein.

            (h) Seller shall have increased the coverage limits on his malpractice policy related to the period prior to the Closing, to $2 million per claim, with a $4 million annual aggregate.

     8.5 CONDITIONS TO SELLER'S OBLIGATION. Seller's obligation to consummate the transactions contemplated by this Stock Purchase Agreement is conditioned upon satisfaction, or waiver by Company in writing, of all of the following on or before the Closing Date:

            (a) The performance by Purchaser of all of Purchaser's promises and agreements under this Stock Purchase Agreement that are to be performed as of Closing.

            (b) No suit, action, arbitration or legal, administrative or other proceeding or governmental investigation shall be pending or threatened against Purchaser, Company or Seller in relation to or affecting the consummation of the transactions contemplated by this Stock Purchase Agreement.

            (c) Seller shall enter into a two year employment agreement effective as of the Closing, with Company in the amount of $250,000 per year, as set forth on Exhibit 8.2(g) attached hereto;

            (d) Each of the representations and warranties of Purchaser is true as of the Closing.

            (e) Prospect Medical Systems shall enter into one year employment agreements effective as of the Closing, with D. Constantine, E. Espinoza, V. Leath and C. Stienstra, including severance provisions, in the form of that listed on Exhibit 8.2(h) attached hereto.

            (f) Seller and the Company shall have received a certificate of the respective Secretary or other officer of the Purchaser certifying as true and correct as of the Closing Date, a copy of the Resolutions of the Board of Directors which authorize the execution and full performance of the Transaction Documents and the incumbency of their respective officers.

            (g) Purchaser is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of California and has all required necessary corporate power to perform its obligations under the Agreement.

            (h) All corporate proceedings required by law or by the provisions of the Agreement to be taken by Purchaser on or before the Closing Date, in connection with the execution and delivery of the Agreement and the consummation that transactions contemplated by the Agreement have been duly and validly taken.

            (i) Every consent, approval, authorization, or order of any federal or California governmental agency or body that is required for the consummation by Purchaser of the transactions contemplated by the Agreement has been obtained and will be in effect on the Closing Date.

            (j) The execution and delivery of that certain Personal Guaranty of Payment and Performance, by and between Jacob Y. Terner, M.D. ("Terner"), Seller and Company, in the form of that attached hereto as Exhibit 8.4(j), pursuant to which Terner shall agree to personally fund up to $1 million of the Purchase Price in the event Purchaser does not timely make such payment when due.

            (k) Company shall enter into a three year employment agreement effective as of the Closing, with Geoffrey Furman, M.D. in the amount of $150,000 per year, as set forth on Exhibit 8.3(h) attached hereto.

            (l) Seller shall have received a certificate of the respective Secretaries or other officers of the Purchaser and Company, certifying as true and correct as of the Closing Date, copies of the resolutions of the Boards of Directors of Purchaser and Company, as the case may be, naming Seller to their respective Boards of Directors.

9.   INDEMNIFICATION:

     9.1    SELLER'S INDEMNITY.

            (a) Except as provided in subsection (b) herein, for a period of three (3) years from the Closing Date, Seller shall indemnify, defend and hold Purchaser, its affiliates (including without limitation, Company), and their directors, officers, employees, attorneys, and agents harmless from and against any and all liabilities, losses, damages, claims, causes of action, costs and expenses (collectively "Claims") (including, without limitation, reasonable attorneys' fees and expenses and court costs), whether known or unknown, whether suit is instituted or not, and, if instituted, whether at any trial and appellate level, for the period prior to the Closing, arising out of, relating to or as a result of: (a) Company's and/or Seller's ownership or operation of Company or the Practice, including any defects in title; (b) any other actions or omissions of Company prior to the Closing Date; (c) any default or breach by Company or Seller of any representation, warranty or any other material term or condition in this Stock Purchase Agreement (including the exhibits and attachments) or any ancillary agreement, document, or certificate to be delivered in connection with this Stock Purchase Agreement; (d) the conduct of Company's business on or prior to the date of the Closing, including, without limitation, any litigation now existing or hereafter arising from such conduct occurring on or prior to the Closing Date, (e) any inaccuracy of the Company Financial Statements; and (f) any act, conduct, omission or commitment of Company or Seller occurring on or prior to the Closing Date, which may hereafter be asserted against Company or Seller, whether or not unknown, unasserted or undiscovered by Purchaser as of Closing, but only to the extent not actually reimbursed to Purchaser by insurance and only in an amount up to $1,000,000, exclusive of any amounts in the Reserve Account. Purchaser agrees that with respect to any matter for which Seller has the foregoing obligations, Purchaser shall first attempt to satisfy the amount owed by Seller out of the Reserve Account. Without limiting the generality of the foregoing, with respect to the measurement of damages, the Purchaser shall have the right to be put in the same financial position as it would have been in had the representations and warranties of Seller been true and correct, had each of the covenants of Company and Seller been performed in full, and had Company and Seller paid, discharged and performed all of the liabilities and obligations of the Seller.

            (b) Notwithstanding the foregoing, the three year duration of Seller's indemnification and the limit of $1,000,000 in amount set forth in subsection (a) above shall not apply to Claims related to (i) fraud, (ii) tax liabilities, (iii) a violation of state or federal statutes or regulations governing the practice of medicine, or (iv) Claims of which Seller was aware as of the Closing Date that were not disclosed to Purchaser, which Claims shall survive indefinitely.

     9.2 PURCHASER'S INDEMNITY. Purchaser shall indemnify, defend and hold Seller harmless from and against any and all Claims (including, without limitation, reasonable attorneys' fees), arising out of (a) Purchaser's ownership or operation of Company or the Practice following the Closing Date,
(b) any other actions or omissions of Company following the Closing Date; (c) any default or breach by Purchaser of any representation, warranty or any other material term or condition in this Stock Purchase Agreement (including the exhibits and attachments) or any ancillary agreement, document, or certificate to be delivered in connection with this Stock Purchase Agreement; (d) the conduct of Company's business following the date of the Closing; and (e) any act, conduct, omission or commitment of Company occurring following the Closing Date. Notwithstanding the foregoing, Purchaser's indemnification of Seller shall be limited to a period of three (3) years from the Closing Date and an amount up to $1,000,000, except for Claims related to (i) fraud, (ii) tax liabilities, or (iii) a violation of state or federal statutes or regulations governing the practice of medicine, which claims shall survive indefinitely.

     9.3    INDEMNIFICATION PROCEDURE.

     (a) In the event any person or entity not a party to this Stock Purchase Agreement shall make a demand or Claim or file or threaten to file or continue any lawsuit, which demand, Claim or lawsuit may result in liability to an indemnified party under this Stock Purchase Agreement, or in the event that a potential loss, damage or expense comes to the attention of any party, then the party receiving notice or aware of such event shall promptly notify the other party or parties of the demand, Claim or lawsuit. Within ten (10) days after notice by the indemnified party (the "Notice") to an indemnifying party of such demand, Claim or lawsuit, except as provided in subsection (b) herein, the indemnifying party shall have the option, at its cost and expense, to retain counsel for the indemnified party, to defend any such demand, claim or lawsuit, provided that counsel who will conduct the defense of such claim or litigation will be approved by the indemnified party whose approval will not unreasonably be withheld. The indemnified party shall have the right, at its own expense, to participate in the defense of any suit, action or proceeding brought against it with respect to which indemnification may be sought hereunder, provided, (a) if the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, (b) the employment of counsel by such indemnified party has been authorized in writing by the indemnifying party, or (c) the indemnifying party has not in fact employed counsel to assume the defense of such action within a reasonable time; then, the indemnified party shall have the right to retain its own counsel at the cost and expense of the indemnifying party. No indemnifying party, in the defense of any such claim or litigation, will consent to entry of any judgment or enter into any settlement without the consent of the indemnified party. If any indemnified party will have been advised by counsel chosen by it that there may be one or more legal defenses available to such indemnified party which are different from or additional to those available to and which have not been asserted by the indemnifying party, the indemnifying party will not have, at the election of the indemnified party, the right to continue the defense of such claim or action on behalf of such indemnified party and will reimburse such indemnified party and any person controlling such indemnified party for the reasonable fees and expenses of any counsel retained by the indemnified party to undertake the defense. In the event that the indemnifying party shall fail to respond within ten (10) days after receipt of the Notice, the indemnified party may retain counsel and conduct the defense of such demand, claim or lawsuit, as it may in its sole discretion deem proper, at the sole cost and expense of the indemnifying party. Except as explicitly provided in this Section 9.3, failure to provide Notice shall not limit the rights of such party to indemnification.

     (b) Notwithstanding the foregoing, in the event that any demand, Claim or lawsuit for which indemnification is payable hereunder relates with respect to Seller or Company, to a criminal investigation, quasi criminal investigation, governmental regulatory claim, civil claim involving allegations of criminal conduct, or a matter in which the licensure of Purchaser or Company could be jeopardized, Purchaser shall have the sole right to retain counsel to represent it or the Company in such matter and Seller shall pay the reasonable fees of such counsel on a current basis; provided however, that Purchaser shall collaborate in good faith with Seller and his counsel in the handling of such matters. In the event Purchaser determines to settle any such matter, it shall provide Seller and his counsel with 30 days prior notice of Purchaser's intention to settle, specifying the amount payable and other material terms of the proposed settlement. Within 10 days of such notice, Seller shall notify Purchaser of its intention to pay such proposed settlement. If Seller elects not to pay the settlement amount, Purchaser may at its sole discretion elect either to (i) provide for the payment of such settlement and may seek reimbursement from Seller for the amount of such settlement and all fees and costs associated therewith, by submitting a claim in arbitration to determine whether Purchaser's actions were reasonable actions for a prudent person under the circumstances under which they were made, or (ii) tender the continuing defense of such action to Seller and its counsel as provided herein.

     9.4 PAYMENT; PURCHASER'S RIGHT TO OFFSET. All amounts paid by either party pursuant to this Section 9 shall be on a dollar-for-dollar basis as to the claims for which indemnification is to be paid. All amounts shall be on an after-tax basis, with such tax effects to be determined within 20 days of the completion of an audit of Company's financial statements for the first fiscal period following the Closing Date. With regard to claims of third parties for which indemnification is payable hereunder, such indemnification shall be paid by the indemnifying party in advance of settlement or final adjudication thereof on a current basis within thirty (30) days of receipt from the indemnified party of such supporting documentation as the indemnifying party may reasonably request, and any offset of such amounts due to the determination of the tax effects as set forth herein shall be paid within 30 days of the completion of such audit of Company's financial statements for the first fiscal period following the Closing Date. Anything herein to the contrary notwithstanding, Purchaser shall be required to offset any amounts due to Purchaser from Seller under this Section 9 by first offsetting the amount of the Reserve Account, after which Purchaser may seek indemnification directly from the Seller. Purchaser shall not be permitted to offset any amounts owed hereunder against sums owed to Seller under the Employment Agreement.

     9.5    NON-EXCLUSIVE REMEDY/MITIGATION OF DAMAGES.  The provisions of this
Section 9 do not limit the parties' right to choose any and all available remedies for breach, provided, however, that the parties shall first look to indemnification to the extent such monetary remedy shall be appropriate. Notwithstanding the foregoing, before seeking indemnification from Seller, Purchaser shall be required to mitigate all amounts owed by Seller hereunder. Such duty to mitigate shall include, but not be limited to, Purchaser's obligation to satisfy amounts owed out of the Reserve Account.

10.  PURCHASER'S CANCELLATION OF STOCK PURCHASE AGREEMENT:

     10.1 JEOPARDY. In the event the performance by Seller of any term, covenant, condition or provision of this Agreement should be in violation of any statute, ordinance, or be otherwise deemed illegal, by a state or federal court or governmental agency (collectively, "Jeopardy Event"), then the parties shall use their best efforts to meet forthwith and attempt to negotiate an amendment to this Stock Purchase Agreement to remove or negate the effect of the Jeopardy Event. In the event the parties are unable to negotiate such an amendment within twenty (20) days following written notice by either party of the Jeopardy Event, then Purchaser may cancel this Agreement immediately upon written notice ("Cancellation Option"), and except for the $100,000 deposit, all amounts previously paid by Purchaser to Seller shall be paid within ten (10) days.

     10.2 EXERCISE OF CANCELLATION OPTIONS. In the event Purchaser exercises the Cancellation Option described above, it shall so notify Company in writing and each party shall return forthwith all originals and copies of any financial or other records, instruments, or other documents it has received from the other party and, except as provided in this Agreement, all of the parties' respective rights and obligations hereunder shall terminate immediately. Notwithstanding the foregoing, the parties' respective obligations under Section 7.2 above shall survive Purchaser's exercise of any of said cancellation options.

11.  MUTUAL RELEASE

     Except as provided in Sections 3.5 and 9 of this Stock Purchase Agreement,

     (a) Effective upon the Closing, Seller hereby irrevocably waives, releases and discharges the Company from any and all liabilities and obligations of Company to Seller of any kind, or nature whatsoever, whether in his capacity as the Seller hereunder, as a stockholder, officer, or director of the Company or otherwise, including, without limitation, in respect of rights of contribution or indemnification, in each case whether absolute or contingent, liquidated or unliquidated, and whether arising at law or equity, and Seller hereby covenants and agrees that he will not seek to recover any amounts in connection therewith or thereunder from the Company; provided, however, that nothing in this Section 11 will constitute a waiver of any claims Seller may have against the Company pursuant to the terms of this Agreement, including but not limited to a material breach of any representation or warranty contained herein, and/or any acts or events which occur after the Closing.

     (b) Effective upon the Closing, Company hereby irrevocably waives, releases and discharges Seller from any and all liabilities and obligations of Seller to the Company of any kind or nature whatsoever, including, without limitation, in respect of rights of contribution or indemnification, in each case whether absolute or contingent, liquidated or unqualified, and whether arising at law or equity, and the Company hereby covenants and agrees that it will not seek to recover any amounts in connection therewith or thereunder from Seller; provided, however, that nothing in this Section 11 will constitute a waiver of any claims that the Company may have against Seller pursuant to the terms of this Agreement, including but not limited to a material breach of any representation or warranty contained herein.

     It is the intention of the parties hereto that the foregoing releases shall be effective as of the Closing.

12.  MISCELLANEOUS

     12.1 RISK OF LOSS. Until the Closing, Seller shall bear all risk of loss, damage or destruction to the assets.

     12.2 NO THIRD PARTY BENEFICIARIES. The parties intend that the benefits of this Stock Purchase Agreement shall inure only to Purchaser and the Seller except as expressly so stated herein. Notwithstanding anything contained herein, or any conduct or course of conduct by any party hereto, before or after signing this Stock Purchase Agreement, this Stock Purchase Agreement shall not be construed as creating any right, claim or cause of action against Purchaser, Company or Seller by any other person or entity.

     12.3 ENTIRE AGREEMENT. This Stock Purchase Agreement, together with all exhibits and schedules hereto, and all documents referred to herein (including without limitation any ancillary agreements), constitutes the entire agreement between the parties with respect to the subject matter hereof, supersedes all other and prior agreements on the same subject, whether written or oral, and contains all of the covenants and agreements between the parties with respect to the subject matter hereof. Each party to this Stock Purchase Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by the other party(ies), or by anyone acting on behalf of any party, that are not embodied herein, and that no other agreement, statement, or promise not contained in this Stock Purchase Agreement shall be valid or binding.

     12.4 SUCCESSORS AND ASSIGNS. This Stock Purchase Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs (as applicable), legal representatives, and permitted successors and assigns. No party may assign this Stock Purchase Agreement or the rights, interests or obligations hereunder; provided, however, that Purchaser may, (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates, except for the actual purchase of Seller's stock in Company, and
(ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Purchaser shall remain liable and responsible for the performance of all of its obligations hereunder). Any assignment or delegation in contravention of this Section shall be null and void.

     12.5 COUNTERPARTS. This Stock Purchase Agreement, and any amendments thereto, may be executed in counterparts, each of which shall constitute an original document, but which together shall constitute one and the same instrument.

     12.6 HEADINGS. The section headings contained in this Stock Purchase Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Stock Purchase Agreement.

     12.7 NOTICES. Any notices required or permitted to be given hereunder by any party to the other shall be in writing and shall be deemed delivered upon personal delivery; twenty-four (24) hours following deposit with a courier for overnight delivery; or seventy-two (72) hours following deposit in the U.S. Mail, registered or certified mail, postage prepaid, return-receipt requested, addressed to the parties at the following addresses or to such other addresses as the parties may specify in writing:

If to Seller:             Melvin Reich, D.O.
                          4603 Seashore Drive
                          Newport Beach, California 92663

     with copy to:        George Wall, Esq.
                          Palmieri, Tyler, Wiener, Wilhelm and Waldron
                          2603 Main Street, Suite 1300
                          Irvine, California 92714

If to Purchaser:          Gregg DeNicola, M.D.
                          Prospect Medical Group, Inc.
                          18200 Yorba Linda Blvd., Suite 409
                          Yorba Linda, California 92686

     with copy to:        Dale S. Miller, Esq.
                          Miller & Holguin
                          1801 Century Park East, 7th Floor
                          Los Angeles, California 90067

     12.8 GOVERNING LAW. This Stock Purchase Agreement shall be governed by and construed in accordance with the laws of the State of California.

     12.9 AMENDMENT. This Stock Purchase Agreement may be amended at any time by agreement of the parties, provided that any amendment shall be in writing and executed by all parties.

     12.10 SPECIFIC PERFORMANCE. Seller and Purchaser acknowledge and agree that, in the event either party terminates this Stock Purchase Agreement or otherwise fails to close, the other party would be irreparably damaged thereby and that monetary damages would not provide an adequate remedy. Accordingly, it is agreed that, in addition to any other remedies that the parties may have at law or in equity, the parties shall be entitled to specific performance and injunctive relief to prevent such a breach and specifically to enforce the terms and provisions hereof in any action instituted in a court of competent jurisdiction.

     12.11 SEVERABILITY. If any provision of this Stock Purchase Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions will nevertheless continue in full force and effect, unless such invalidity or unenforceability would defeat an essential business purpose of this Stock Purchase Agreement.

     12.12 FEES AND EXPENSES. Except for accountant's fees directly related to the audit of the Company, which fees the parties agree are to be paid by Purchaser, or as otherwise explicitly set forth otherwise in writing signed by the parties, Seller and Purchaser agrees to bear their own expenses including, without limitation, attorneys' fees in connection with the preparation of this Stock Purchase Agreement and the transactions contemplated hereby.

     12.13 EXHIBITS AND SCHEDULES. All exhibits and schedules attached to this Stock Purchase Agreement are incorporated herein by this reference and all references herein to "Stock Purchase Agreement" shall mean this Stock Purchase Agreement together with all such exhibits and schedules, and all ancillary agreements to be delivered at Closing.

     12.14 SURVIVAL OF INDEMNIFICATION, REPRESENTATIONS AND WARRANTIES. Except as expressly stated to the contrary herein, the indemnifications, representations and warranties of Purchaser, Company and the Seller contained in this Stock Purchase Agreement or in any certificate or document delivered pursuant to the provisions hereof shall survive the Closing Date for a period of three (3) years and shall not be affected by any investigation made by or on behalf of Purchaser, Company or Seller.

     12.15 TIME OF ESSENCE. Time is expressly made of the essence of this Stock Purchase Agreement and each and every provision hereof of which time of performance is a factor.

     12.16 WAIVERS. No waiver by any party, whether express or implied, of its rights under any provision of this Agreement shall constitute a waiver of the party's rights under such provisions at any other time or a waiver of the party's rights under any other provision of this Stock Purchase Agreement. No failure by any party to take any action against any breach of this Stock Purchase Agreement or default by another party shall constitute a waiver of the former party's right to enforce any provision of this Stock Purchase Agreement or to take action against such breach or default or any subsequent breach or default by the other party. To be effective any waiver must be in writing and signed by the waiving party.

     12.17 ARBITRATION. The parties firmly desire to resolve all disputes arising hereunder without resort to litigation in order to protect their respective business reputations and the confidential nature of certain aspects of their relationship. Accordingly, any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration as set forth below.

            (a) All disputes which in any manner arise out of or relate to this Agreement or the subject matter thereof, shall be resolved exclusively by arbitration in accordance with the provisions of this Section 12.17. Either party may commence arbitration by sending a written demand for arbitration to the other party, setting forth the nature of the controversy, the dollar amount involved, if any, and the remedies sought, and attaching a copy of this Section to the demand.

            (b) The parties stipulate to arbitration before a single, mutually agreed upon arbitrator sitting on the Los Angeles, California Judicial Arbitration Mediation Services (JAMS) panel. In the event that the parties are unable to agree upon the person chosen as arbitrator within 30 days of the demand for arbitration, the arbitrator shall be selected in the sole discretion of the JAMS administrator. The arbitrator shall be a member of the California bar.

            (c) The parties shall share all costs of arbitration. The prevailing party shall be entitled to reimbursement by the other party of such party's attorneys' fees and costs and any arbitration fees and expenses incurred in connection with the arbitration hereunder.

            (d) The substantive law of the State of California shall be applied by the arbitrator. All proceedings in arbitration shall be in accordance with the California Code of Civil Procedure, as amended, and the parties shall have the right to legal discovery in any matter submitted to arbitration in satisfaction of California Code of Civil Procedure Section 1283.05, as permitted by California Code of Civil Procedure Section 1283.1(b).

            (e) Arbitration shall take place in Los Angeles, California unless the parties otherwise agree. As soon as reasonably practicable, a hearing with respect to the dispute or matter to be resolved shall be conducted by the arbitrator. As soon as reasonably practicable thereafter, the arbitrator shall arrive at a final decision, which shall be reduced to writing, signed by the arbitrator and mailed to each of the parties and their legal counsel.

            (f) All decisions of the arbitrator shall be final, binding and conclusive on the parties and shall constitute the only method of resolving disputes or matters subject to arbitration pursuant to this Agreement. The arbitrator or a court of appropriate jurisdiction may issue a writ of execution to enforce the arbitrator's judgment. Judgment may be entered upon such a decision in accordance with applicable law in any court having jurisdiction thereof.

            (g) Notwithstanding the foregoing, because time is of the essence of this Agreement, the parties specifically reserve the right to seek a judicial temporary restraining order, preliminary injunction, or other similar equitable relief.

            (h) The decision and award of the arbitrator shall be kept confidential by the parties to the greatest extent possible. No disclosure of such decision or award shall be made by the parties except as required by law or as necessary or appropriate to effect the enforcement thereof.

            (i) Should either Employer or Physician institute any action or procedure to enforce this Agreement or any provision hereof, or for damages by reason of any alleged breach of this Agreement or of any provision hereof, or for a declaration of rights hereunder (including without limitation arbitration), the prevailing party in any such action or proceeding shall be entitled to receive from the other party all costs and expenses, including without limitation reasonable attorneys' fees, incurred by the prevailing party in connection with such action or proceeding.

     12.18 CONSTRUCTION. The parties have participated jointly in the negotiation and drafting of this Stock Purchase Agreement and in the event of any ambiguity or question of intent or interpretation, no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Stock Purchase Agreement.

     12.19 FURTHER ASSURANCES. The parties shall take such actions and execute and deliver such further documentation as may reasonably be required in order to give effect to the transactions contemplated by this Stock Purchase Agreement and the intentions of the parties hereto.

            IN WITNESS WHEREOF, the undersigned have executed this Stock Purchase Agreement as of the date first written above.

                              "PURCHASER"
                              PROSPECT MEDICAL GROUP, INC.,
                              a California professional corporation


                              By:  /s/  Jacob Y. Terner, M.D.
                                   ------------------------------------------
                                   Jacob Y. Terner, M.D., Vice President

                              "COMPANY"
                              SANTA ANA/TUSTIN PHYSICIANS GROUP, INC.
                              a California professional corporation


                              By:  /s/  Melvin Reich
                                   ------------------------------------------
                                   Melvin Reich, D.O., President

                              "SELLER"


                              By:  /s/  Melvin Reich
                                   ------------------------------------------
                                   Melvin Reich, D.O.

                                     EXHIBITS TO
                     AGREEMENT FOR THE PURCHASE AND SALE OF STOCK
                                          OF
                      SANTA ANA/TUSTIN PHYSICIANS GROUP, INC.(1)

     2         Liabilities
     3.2(a)    Escrow Instructions
     4.2       Authorization
     4.3       Required Consents
     4.4       Defaults
     4.5       Books and Records
     4.7(a)    Changes to Practice
     4.7(e)    Extraordinary Compensation
     4.8       Taxes
     4.10      Premises
     4.12      Contracts
     4.13      Powers of Attorney
     4.14(a)   Outstanding Judgments
     4.14(b)   Insurance Policies
     4.18      Licensure and Reimbursement
     4.19      Employee Information
     4.20      Employee Entitlement Programs
     4.22      Inspections
     4.24      Primary Care Physicians
     4.25      Bank Accounts and Investments
     4.26      Subsidiaries and Affiliates
     4.28      Real Property Leases
     4.29      Intellectual Property
     4.31      Option to Purchase Premier IPA
     8.2(d)    Form of Officer's Certificate; and Form of Seller's Certificate
     8.2(f)    Form of Non-Competition Agreement -- filed herewith as
               Exhibit 10.3
     8.2(g)    Employment Agreement -- Melvin Reich
     8.2(h)    Form of Employment Agreement
     8.2(i)    Form of Seller's Personal Guaranty Agreement
     8.2(m)    Form of Opinion of Seller's Counsel
     8.3(f)    Form of Opinion of Purchaser's Counsel
     8.3(h)    Form of Employment Agreement -- Geoffrey Furman, M.D.
     8.5(j)    Personal Guaranty of Payment and Performance

(1) The Registrant hereby undertakes to provide to the Securities and Exchange Commission upon request copies of any of the exhibits listed above not otherwise filed with this Form S-1 Registration Statement as noted above.